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                                                                    EXHIBIT 11.1



                  TITANIUM METALS CORPORATION AND SUBSIDIARIES



               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                           PRIMARY LOSS PER SHARE(3)



                                                          FISCAL YEAR     FISCAL YEAR     FISCAL YEAR
                                                             1993            1994            1995
                                                          -----------     -----------     -----------
Loss before cumulative effect of a change in accounting
  principle.............................................   $ (20,207)      $ (42,077)       $(4,217)
Cumulative effect of a change in accounting principle...          --          (1,000)            --
                                                           ---------       ---------        -------
          Net loss......................................   $ (20,207)      $ (43,077)       $(4,217)
                                                           =========       =========        =======
Weighted average shares outstanding(1)..................      11,239          14,917         15,290
Common stock issued within one year of Offerings(2).....          93              93             93
                                                           ---------       ---------        -------
          Total weighted average shares outstanding.....      11,332          15,010         15,383
                                                           =========       =========        =======
Per common share:
  Loss before cumulative effect of a change in
     accounting principle...............................   $   (1.78)      $   (2.80)       $  (.27)
  Cumulative effect of a change in accounting
     principle..........................................          --            (.07)            --
                                                           ---------       ---------        -------
          Net loss......................................   $   (1.78)      $   (2.87)       $  (.27)
                                                           =========       =========        =======


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(1)  Based upon the weighted average number of common shares outstanding after giving effect to the 65-for-1 Stock Split.



(2) Certain key executive officers of the Company will receive an aggregate 93,000 shares of Common Stock effective February 15, 1996, as partial consideration for their services in connection with the IMI Titanium Acquisition.



(3)  Primary loss per share and fully diluted loss per share are the same.



(4)  Gives pro forma effect to the IMI Titanium Acquisition.